Exhibit 99.3

BeiGene, Ltd.

BeiGene Initiates Global Phase 3 Trial of PARP Inhibitor Pamiparib in Patients with Advanced Gastric Cancer

BEIJING, China and CAMBRIDGE, Mass., July 24, 2018 (GLOBE NEWSWIRE) — BeiGene, Ltd. (NASDAQ: BGNE), a commercial-stage biopharmaceutical company focused on developing and commercializing innovative molecularly-targeted and immuno-oncology drugs for the treatment of cancer, today announced that the first patient was dosed in a global Phase 3 clinical trial of pamiparib, an investigational PARP inhibitor, as maintenance therapy in patients with inoperable locally advanced or metastatic gastric cancer who responded to platinum-based first-line chemotherapy.

“We are pleased to announce the initiation of the first global Phase 3 trial of pamiparib, an important compound in our clinical pipeline. With our recently announced Phase 3 clinical trial of pamiparib in China for patients with platinum-sensitive recurrent ovarian cancer and now with this global Phase 3 trial in gastric cancer, we are striving to maximize opportunities for patients with a broad range of cancer diagnoses to be treated with and potentially benefit from pamiparib,” commented John V. Oyler, Founder, Chief Executive Officer, and Chairman of BeiGene.

“Our focus at BeiGene is on developing treatments for patients who often have limited options. We are excited about this opportunity to evaluate our PARP inhibitor as maintenance therapy for patients with platinum-sensitive gastric cancer, especially considering more than 50 percent of these patients worldwide live in Eastern Asia, mainly China(1),” commented Amy Peterson, M.D., Chief Medical Officer for Immuno-Oncology at BeiGene.

The global Phase 3, randomized, double-blind, placebo-controlled trial in China, the U.S., Europe, Japan, Australia, and Singapore, is designed to compare the efficacy and safety of pamiparib to placebo as maintenance therapy in approximately 540 patients with advanced gastric cancer who have responded to first-line platinum-based chemotherapy. The primary endpoint of the trial is progression-free survival (PFS) by blinded independent review committee assessment. Overall survival (OS) is a key secondary endpoint as are progression after the next line of therapy (PFS2) and safety and tolerability.

“Inoperable, locally advanced and metastatic gastric cancer has limited treatment options. While first-line platinum-based therapy can result in initial responses, platinum-based chemotherapies are associated with significant toxicities. We are currently studying pamiparib, a PARP inhibitor, as a maintenance therapy to understand if a response to chemotherapy can be maintained without the associated toxicities,” said Johanna Bendell, M.D., Chief Development Officer at Sarah Cannon, Nashville, Tenn., and co-chair of the steering committee for this trial.

About Pamiparib

Pamiparib (BGB-290) is an investigational inhibitor of PARP1 and PARP2 which has demonstrated pharmacological properties such as brain penetration and PARP-DNA complex trapping in preclinical models. Pamiparib is currently in global clinical development as a monotherapy and in combination with other agents for a variety of solid tumor malignancies.

About BeiGene

BeiGene is a global, commercial-stage, research-based biotechnology company focused on molecularly-targeted and immuno-oncology cancer therapeutics. With a team of over 1,300 employees in China, the United States, and Australia, BeiGene is advancing a pipeline consisting of novel oral small molecules and monoclonal antibodies for cancer. BeiGene is also working to create combination solutions aimed to have both a meaningful and lasting impact on cancer patients. BeiGene markets ABRAXANE® (nanoparticle albumin-bound paclitaxel), REVLIMID® (lenalidomide), and VIDAZA® (azaciditine) in China under a license from Celgene Corporation.(2)

Forward-Looking Statements

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 and other federal securities laws, including statements regarding BeiGene’s advancement of, and anticipated clinical development and regulatory milestones and plans related to pamiparib. Actual results may differ materially from those indicated in the forward-looking statements as a result of various important factors, including BeiGene’s ability to demonstrate the efficacy and safety of its drug candidates; the clinical results for its drug candidates, which may not support further development; actions of regulatory agencies, which may affect the initiation, timing and progress of clinical trials; BeiGene’s ability to achieve market acceptance in the medical community necessary for commercial success; BeiGene’s ability to obtain and maintain protection of intellectual property for its technology and drugs; BeiGene’s reliance on third parties to conduct preclinical studies and clinical trials; BeiGene’s limited operating history and BeiGene’s ability to obtain additional funding for operations and to complete the development and commercialization of its drug candidates, as well as those risks more fully discussed in the section entitled “Risk Factors” in BeiGene’s most recent quarterly report on Form 10-Q, as well as discussions of potential risks, uncertainties, and other important factors in BeiGene’s subsequent filings with the U.S. Securities and Exchange Commission. All information in this press release is as of the date of this press release, and BeiGene undertakes no duty to update such information unless required by law.

Investor Contact	Media Contact
Lucy Li, Ph.D.	Liza Heapes
+1 781-801-1800	+1 857-302-5663
ir@beigene.com	media@beigene.com

(1)  GLOBOCAN 2012: China (2012) Estimated Cancer Incidence, All Ages: Both Sexes. http://globocan.iarc.fr/old/FactSheets/cancers/stomach-new.asp, Accessed July 23, 2018.

(2)  ABRAXANE®, REVLIMID®, and VIDAZA® are registered trademarks of Celgene Corporation.